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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   Form 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


       Date of Report (Date of
       earliest event reported):          July 19, 1996
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                          Stone Container Corporation
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       (Exact name of registrant as specified in its charter)


       Delaware                    1-3439                36-2041256
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       (State or other          (Commission              (IRS Employer
       jurisdiction of          File Number)        Identification No.)
       incorporation)


       150 North Michigan Avenue, Chicago, Illinois              60601
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       (Address of principal executive offices)               (Zip code)


       Registrant's telephone number,
       including area code:  (312) 346-6600
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                                      N/A
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       (Former name or former address, if changed since last report.)

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ITEM 5.  OTHER EVENTS

RESULTS OF OPERATIONS

    The Company expects to report a loss for the quarter ending June 30, 1996 within the range of industry analysts' expectations as reported by I/B/E/S. The loss reflects the decline in prices for the majority of the Company's products that has occurred in the second quarter resulting primarily from sluggish demand and the resulting relatively high industry inventory levels. In an effort to prevent excessive increases in inventory, the Company has taken downtime at various of its mills in the second quarter of 1996.

CELGAR PULP MILL

    The Company's  90%  owned  subsidiary, Stone  Venepal  (Celgar)  Pulp,
Inc. ("SVCPI"), which owns a 50% interest in the Celgar pulp mill located in Castlegar, British Columbia, has incurred approximately $375 million (Canadian) in loans from certain bank lenders to finance a portion of the Celgar pulp mill expansion in 1991. CITIC BC, the owner of the remaining 50% interest in the mill, has also borrowed a like amount of funds to finance the remaining portion of the Celgar expansion. Each loan is collateralized by 100% of the Celgar mill.

    In June and July of 1996, CITIC BC did not make certain of its interest and principal payments to its lenders. CITIC BC did not timely cure all such defaults, and as a result the lenders accelerated CITIC BC's loan. In addition, in July CITIC BC did not advance cash calls for operating expenses when required to be made pursuant to the joint venture agreement. SVCPI has the right to cure CITIC BC's defaults and maintain CITIC BC's loan in good standing, and currently has elected to do so by paying interest and

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operating expenses,  thus continuing  SVCPI's interest  in the  mill.
SVCPI has received funds from the Company to cure CITIC BC's default with the lenders and to fund CITIC BC's portion of the operating expenses of the mill.

    SVCPI is considering with the lenders and CITIC BC restructuring plans for the loans as a result of the pulp mill's poor operating results which are reflective of the recent weak conditions in the pulp market, although at this time no determination as to any terms of a restructuring has been made.

RECENT TRANSACTIONS

    On May 30, 1996, the Company consummated its previously announced joint venture agreement with Four M Corporation (Box USA) for the purchase of the paperboard mill located in Port St. Joe, Florida, from St. Joe Paper Company for $185 million plus applicable working capital. The Company made a 50% equity investment in Florida Coast Paper Company LLC ("FCPC"), the joint venture limited liability company organized to acquire the mill. As part of the transaction, FCPC sold, through a private placement, non-recourse debt of approximately $165 million. The mill has the capacity to produce approximately 500,000 short tons per year, split almost evenly between mottled white and kraft linerboard.

    On July 12, 1996, the Company and Gaylord Container Corporation consummated their previously announced agreement to form a new joint venture company, to be called S&G Packaging Company LLC, to operate their combined retail packaging businesses. The new company is a leading producer of paper grocery bags and sacks, handle sacks and variety bags, with sales in excess of $300 million and serves supermarkets, quick service restaurants, paper distributors and non-food mass merchandisers throughout North America and the Caribbean.

RECENT FINANCINGS

    In April 1996, the Company issued $33.3 million aggregate principal amount of tax-exempt, industrial development revenue bonds. The proceeds of the issuance have been and will be used to acquire, construct and install certain solid waste disposal components of the Company's containerboard mill facilities located in Snowflake, Arizona and Port Wentworth, Georgia.

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          Pursuant to the requirements of Securities Exchange Act of 1934, the
Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   STONE CONTAINER CORPORATION


                                   By:  /s/ Leslie T. Lederer
                                        -------------------------
                                        Leslie T. Lederer
                                        Vice President, Secretary
                                          and Counsel


Date:  July 19, 1996